Exhibit 99.1

Meta Financial Group, Inc.® Appoints Ronald D. McCray and Lizabeth Zlatkus to Board of Directors
Appointees bolster the finance, risk management and governance expertise of the Board

SIOUX FALLS, S.D., FEBRUARY 24, 2021 -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta”) and its subsidiary MetaBank®, N.A., a leading financial enablement company, announced today that Ronald D. McCray and Lizabeth Zlatkus have been elected to the Board of Directors, effective February 23, 2021. Mr. McCray will serve as a member of the Compensation Committee and Environmental, Social, and Governance ("ESG") Committee of the Board. Ms. Zlatkus will serve as a member of the Board’s Audit Committee and Bank Risk and Credit Committee.

“The expertise that Ron and Liz bring to our Board of Directors in finance, operations, risk management and governance will be invaluable as we execute our strategy and build long-term shareholder value,” said Doug Hajek, Chairman of the Meta Financial Group Board of Directors.

Mr. McCray is an advisor at RLJ Equity Partners, a private equity firm. Previously, from 2014 to 2016, Mr. McCray was Chairman, and from 2015-2016 Chairman, Interim President and Chief Executive Officer of Career Education Corporation (now Perdoceo Education Corporation). From 2007 to 2009 he was Chief Administrative Officer at NIKE, Inc. Prior to that, from 1987 to 2007, McCray served in various roles as a lawyer at Kimberly Clark Corporation, including SVP, Law and Government Affairs and Chief Compliance Officer. Mr. McCray is on the Board of Directors of A.H. Belo Corporation. He received his undergraduate degree in Government from Cornell University, and his J.D. from Harvard Law School.

Ms. Zlatkus previously held various executive positions at The Hartford Financial Services Group during her 28-year tenure, including Chief Financial Officer and Chief Risk Officer, as well as Co-President of Hartford Life Insurance Companies. Ms. Zlatkus serves on the Boards of Directors of Axis Capital Holdings Limited, Boston Private Financial Holdings, Inc., and SE2 Holdings, LLC, a privately held technology services company. Ms. Zlatkus graduated with distinction from The Pennsylvania State University with a B.S. in Accounting.

“We are very pleased to welcome Ron and Liz to our Board of Directors,“ said Brad Hanson, President and CEO of Meta Financial Group and Co-President and CEO of MetaBank. “Their extensive experience and perspectives across a variety of industries will be a significant addition to our Board as we continue on with our mission of Financial Inclusion for All.”

About Meta Financial Group, Inc.®
Meta Financial Group, Inc.® (Nasdaq: CASH) is a South Dakota-based financial holding company. Meta Financial Group’s subsidiary, MetaBank®, N.A., is a financial enablement company that works to increase financial availability, choice, and opportunity for all. MetaBank strives to remove barriers that traditional institutions put in the way of financial access, and promote economic mobility by providing responsible, secure, high quality financial products that contribute to individuals and communities at the core of the real economy. Additional information can be found by visiting www.metafinancialgroup.com or www.metabank.com.

Media Relations Contact
Lou Casale
917-647-4218
lcasale@metabank.com

Investor Relations Contact
Brittany Kelley Elsasser
605-362-2423
bkelley@metabank.com